January 29, 2007

Gryphon Gold Announces C$ 4.5 Million Private Placement

Vancouver, B.C. - Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) announced today that it has approved a 5 million unit private placement. The five million units will be offered for sale at C$0.90 to a limited number of accredited investors in Canada and the United States. Each unit will consist of one common share and one full purchase warrant. The two year warrants will be exercisable at a price of C$1.10 if exercised within twelve months of the closing (the "First Anniversary") and at a price C$1.35 if exercised after the First Anniversary but prior to expiry. The private placement is subject to completion of documentation and regulatory approvals. The number of units sold may vary from the anticipated number referred to in this press release based on market conditions.

The proceeds will be applied to fund the continuation of Gryphon Gold's exploration and development program on its Borealis gold property.

The units will be offered for sale directly by Gryphon Gold and by registered dealers. The shares, warrants and underlying shares will not be qualified by prospectus and have not been registered under U.S. securities laws and will be subject to resale restrictions.

Gryphon Gold is a Nevada corporation in the business of acquiring and developing gold properties in North America. Gryphon Gold's principal asset is the 27.5 square mile (1.2 million ounce Measured & Indicated) Borealis property located in the Walker Lane gold belt of western Nevada. At present the Company has 42 million shares outstanding with a cash balance of US$4.9 million as at December 31, 2006.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION
Albert J. Matter, Chairman

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information please contact: Tony Ker, Chief Executive Officer, by ph: 604-261-2229, or email at tker@gryphongold.com

This press release does not constitute an offer for the sale of any securities.

NOT FOR DISTRIBUTION TO UNITED STATES NEWS SERVICES OR DISSEMINATION IN THE UNITED STATES

This press release contains "forward looking information" which may include, but is not limited to, statement with respect to our planned exploration program and completion of financing transactions. Such forward-looking statement reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles "Risk Factors and Uncertainties" in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov) and the risk that the financing transactions will not be completed or that the terms will be varied. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimate or expected. We do not undertake to update forward-looking statements.